                                   Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of United Bankshares, Inc. and Subsidiaries of our report dated February 20, 2003, included in the 2002 Annual Report to Shareholders of United Bankshares, Inc. and Subsidiaries

     We also consent to the incorporation by reference in the Registration Statements pertaining to the 1996 Incentive Stock Option Plan (Form S-8, No. 333-24241) and the Savings and Stock Investment Plan (Form S-8, No. 33-32522) of United Bankshares, Inc. of our report dated February 20, 2003, with respect to the consolidated financial statements of United Bankshares, Inc. and Subsidiaries incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2002.


                                                      /s/ ERNST & YOUNG LLP

Charleston, West Virginia
March 26, 2003

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